Exhibit 10.16

Release Agreement

WHEREAS, Mr Bryan Hall (the “Executive”) was employed by Virgin Media Inc. (the “Company”) as its General Counsel and Company Secretary pursuant to a Third Restated and Amended Employment Agreement, dated as of September 15, 2009 (the “Employment Agreement”);

WHEREAS the Executive ceased to act as General Counsel and Company Secretary on January 1, 2011 under Section 7(c) of the Employment Agreement and the Executive’s employment with the Company terminated on January 1, 2011 (the “Termination Date”).

WHEREAS the parties have entered into this agreement to record and implement the terms of termination;

NOW, THEREFORE, in consideration of the following payments and benefits:

•

a severance payment equal to £375,000 (12 calendar months of base salary) less any applicable tax and social security contributions which the Company is obliged to deduct, such payment to be made promptly after the later of the expiry of the revocation period referred to in clause 9 has expired and the Termination Date or on such other date as the parties may agree;

•

the exercise of discretion by the Compensation Committee of the Company to extend the period during which the Executive may exercise any vested but not exercised options as at 1st January 2011 to December 31, 2011;

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payment in respect of the 2010 Group Bonus Plan (such payment, if any, being linked to both the Executive’s personal rating and the Company’s performance in 2010) which payment, if any, being made at the same time as such payments are made to employees participating in the 2010 Group Bonus Plan;

•

vesting in respect of the restricted stock unit element of the 2008-2010 Long Term Incentive Plan (such vesting, if any, to occur at the same time as vesting for other participants in the 2008-2010 Long Term Incentive Plan, and subject to the applicable performance conditions);

•

vesting in respect of the restricted stock unit element of the 2009-2011 Long Term Incentive Plan pro rata to January 1, 2011 (the “General Counsel Resignation Date”) (such vesting, if any, to occur at the same time as vesting for other participants in the 2009-2011 Long Term Incentive Plan and subject to the applicable performance conditions);

•

provision by the Company of continued medical benefits cover for 12 months from the General Counsel Resignation Date for the Executive and his family and any associated costs under (and in accordance with the terms of) COBRA unless the Executive obtains subsequent employment prior to that date (in which case, the Executive must promptly notify Elisa Nardi at elisa.nardi@virginmedia.co.uk);

•	continued payment by the Company of rent in respect of [Address] (the “Property”) at a cost of £10,535.40 per month until July 31, 2011; and

•

those prescribed post-termination obligations as provided for under the Employment Agreement, being moving and travel expenses (in accordance with the Company’s Expatriate Policy), tax equalization (in accordance with the Company’s US Tax & Social Security Equalization Policy) and tax services as agreed with the Company’s tax provider.

(collectively, the “Payments and Benefits”),

and the mutual release set forth herein, the Executive voluntarily, knowingly and willingly accepts the Payments and Benefits under this Release Agreement in full and final settlement of any claims which the Executive has brought or could bring against the Company in relation to the Executive’s employment or the termination of that employment and agrees to the terms of this Release Agreement.

1. The Executive acknowledges and agrees that, except as provided for in clause 7(g), the Company is under no obligation to offer the Executive the Payments and Benefits, unless the Executive consents to the terms of this Release Agreement and that save as specifically provided in this Release Agreement he ceased to be entitled to the Expatriate Package terms referred to in clause 3(c) and to participate in the benefit plans and programs referred to in clause 5(a) with effect from the General Counsel Resignation Date,. The Executive further acknowledges that he is under no obligation to consent to the terms of this Release Agreement and that the Executive has entered into this Release Agreement freely and voluntarily after having the opportunity to obtain legal advice in the United States and having obtained legal advice in the United Kingdom.

2. The Executive voluntarily, knowingly and willingly releases and forever discharges the Company and its Affiliates, together with their respective officers, directors, partners, shareholders, employees, agents, and the officers, directors, partners, shareholders, employees, agents of the foregoing, as well as each of their predecessors, successors and assigns (collectively, “Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Executive or his executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have against Releasees by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Executive. The release being provided by the Executive in this Release Agreement includes, but is not limited to, any rights or claims relating in any way to the Executive’s employment relationship with the Company, or the termination thereof, or under any statute, including the United States federal Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1990, the Americans with Disabilities Act of 1990, the Executive Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, UK and European Union law for a redundancy payment or for remedies for alleged unfair dismissal, wrongful dismissal, breach of contract, unlawful discrimination on grounds of sex, race, age, disability, sexual orientation, religion or belief, unauthorized deduction from pay, non-payment of holiday pay and breach of the United Kingdom Working Time Regulations 1998, detriment suffered on a ground set out in section 47B of the Employment Rights Act 1996 (protected disclosures), breach of the National Minimum Wage Act 1998 and compensation under the Data Protection Act 1998, each as amended, and any other U.S. or foreign federal, state or local law or judicial decision.

3. The Executive acknowledges and agrees that he shall not, directly or indirectly, seek or further be entitled to any personal recovery in any lawsuit or other claim against the Company or any other Releasee based on any event arising out of the matters released in paragraph 2. The Executive and the Company acknowledge that the conditions regulating compromise agreements in England and Wales including the Employment Rights Act 1996, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Working Time Regulations 1998, the Employment Equality (Age) Regulations 2006, the National Minimum Wage Act 1998 and the Equality Act 2010 have been satisfied in respect of this Release Agreement.

4. The Executive shall be responsible for all outgoings and charges in respect of the Property (save as provided herein) from the General Counsel Resignation Date to July 31, 2011 when the Executive and his family shall vacate the Property (if not previously vacated). The Executive acknowledges and agrees that the Company may deduct from the Payments and Benefits any amounts withheld from the rental deposit for the Property by the landlord in respect of damage to the property caused by the Executive or his dependants.

5. The Executive agrees to reimburse to the Company any amounts payable under the terms of the Company’s tax equalisation policy, within three months of the Company or its nominated tax adviser notifying the Executive of the amount payable.

6. Nothing herein shall be deemed to release (i) any of the Executive’s rights to the Payments and Benefits or (ii) any of the benefits that the Executive has accrued prior to the date this Release Agreement is executed by the Executive under the Company’s employee benefit plans and arrangements, or any agreement in effect with respect to the employment of the Executive or (iii) any claim for indemnification as provided under Section 10 of the Employment Agreement or (iv) the Executive’s right to defend any lawsuit or demand by the Company to recover any amounts pursuant to Section 3(b)(i)(y) of the Employment Agreement.

7. The Executive represents and warrants to the Company that:

(i) Prior to entering into this Release Agreement, the Executive received independent legal advice from Susan Thompson of the firm of Magrath LLP, London, England (the “UK Independent Adviser”), who has signed the certificate at Appendix 1;

(ii) Such independent legal advice related to the terms and effect of this Release Agreement in accordance with the laws of England and Wales and, in particular, its effect upon the Executive’s ability to make any further claims under the laws of the United Kingdom in connection with the Executive’s employment or its termination;

(iii) The Executive has provided the UK Independent Adviser with all available information which the UK Independent Adviser requires or may require in order to advise whether the Executive has any such claims; and

(iv) The Executive was advised by the UK Independent Adviser that there was in force, at the time when the Executive received the independent legal advice, a policy of insurance covering the risk of a claim by the Executive in respect of losses arising in consequence of that advice.

8. The Company will contribute up to a maximum of £500 plus value added tax towards any legal fees reasonably incurred by the Executive in obtaining independent legal advice regarding the terms and effect of this Release Agreement under the laws of the United Kingdom. The contribution will be paid following the Company receiving from the UK Independent Adviser’s firm an appropriate invoice addressed to the Executive and expressed to be payable by the Company.

9. The Executive acknowledges that he has been offered the opportunity to consider the terms of this Release Agreement for a period of at least forty-five (45) days, although he may sign it sooner should he desire. This release of claims given by the Executive herein will not become effective until seven days after the date on which the Executive has signed it without revocation. Subject to no revocation taking place, the Release Agreement will, upon signature by both parties and the following the expiry of the revocation period, be treated as an open document evidencing a binding agreement.

10. This Release Agreement and the Employment Agreement constitute the entire agreement between the parties hereto, and supersede all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

11. Except as provided in the next following sentence, all provisions and portions of this Release Agreement are severable. If any provision or portion of this Release Agreement or the application of any provision or portion of this Release Agreement shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Release Agreement shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law; provided, however, that, to the maximum extent permitted by applicable law, (i) if the validity or enforceability of the release or claims given by the Executive herein is challenged by the Executive or his estate or legal representative, the Company shall have the right, in its discretion, to suspend any or all of its obligations hereunder during the pendency of such challenge, and (ii) if, by reason of such challenge, such release is held to be invalid or unenforceable, the Company shall have no obligation to provide the Payments and Benefits.

12. This Release Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Release Agreement as of March 15, 2011

THE EXECUTIVE

/s/ Bryan Hall
Mr. Bryan Hall

VIRGIN MEDIA INC.

By:	/s/ Scott Dresser
Name:	Scott Dresser
Title:	General Counsel and Secretary

APPENDIX 1

INDEPENDENT ADVISER’S CERTIFICATE

I, Susan Thompson, certify that Bryan Hall (“the Executive”) has received independent legal advice from me as to the terms and effect of this Release Agreement under the laws of the United Kingdom in accordance with the provisions of the Employments Rights Act 1996, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Working Time Regulations 1998, the Employment Equality (Age) Regulations 2006 the National Minimum Wage Act 1998 and the Equality Act 2010.

I also warrant and confirm that I am a solicitor of the Supreme Court of England and Wales, and hold a current practicing certificate. My firm, Magrath LLP, is covered by a policy of insurance, or an indemnity provided for members of a profession or professional body, which covers the risk of any claim by the Executive in respect of any loss arising in consequence of such advice that I have given to him in connection with the terms of this agreement.

Signed: /s/ Susan Thompson